Exhibit 5.8

500 West Jefferson Street, Suite 2800 Louisville, Kentucky 40202-2898 502.589.5235 Fax: 502.589.0309
August 11, 2008
Nortek, Inc.
50 Kennedy Plaza
Providence, Rl 02903
Ropes & Gray LLP
One International Place
Boston, MA 02110
Ladies and Gentlemen:
          We have acted as special local counsel to Elan Home Systems, L.L.C., a Kentucky limited liability company, (the “Subsidiary Guarantor”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the exchange offer (the “Exchange Offer”) by Nortek, Inc. (“Nortek”) and guarantors, including the Subsidiary Guarantor, to exchange (i) $750,000,000 in aggregate principal amount 10% Senior Subordinated Notes due December 1, 2013 (the “Exchange Notes”) for Nortek’s outstanding $750,000,000 in aggregate principal amount 10% Senior Subordinated Notes due December 1, 2013 (the “Outstanding Notes”), and (ii) the guarantees of the Exchange Notes by the Subsidiary Guarantor and other guarantors as set forth in Article XI of the Indenture and Exhibit G to the Indenture (the “Exchange Guarantees”) being offered for the guarantees of the Outstanding Notes by the Subsidiary Guarantors. We are providing this opinion (“Opinion”) to you at the request of the Subsidiary Guarantor.
          We have examined the documents, corporate records, certificates of public officials, and agreements, instruments, and other documents we have deemed necessary as the basis for the opinion expressed below, including the Indenture dated as of May 20, 2008 among Nortek, the guarantors named therein, including the Subsidiary Guarantor, and U.S. Bank National Association, as Trustee (the “Indenture”). With respect to all documents examined by us, we have assumed (i) that all signatures thereon are genuine, (ii) that all documents submitted to us as originals are authentic, (iii) that all documents submitted to us as copies conform with the original copies of those documents, (iv) the power and

Nortek, Inc.
Ropes & Gray LLP
August 11, 2008

authority of the parties to those documents examined by us (other than the Subsidiary Guarantor) to enter into and pay and perform the obligations of such party thereunder, and (v) that each natural person executing any such document, if signed on behalf of any party thereto is authorized to do so.
          We have received permission from Nortek, Inc. and Elan Home Systems, L.L.C. to rely on that certain Omnibus Certificate Of Secretary Of Subsidiaries Of Nortek, Inc., dated May 20, 2008 (the “Secretary’s Certificate”), and in connection with that permission we have assumed that, as of the date hereof, [i] all certifications made in that certain Secretary’s Certificate remain true, correct and complete; [ii] all attachments and exhibits to the Secretary’s Certificate remain in full force and effect; and [iii] none of the attachments or exhibits to the Secretary’s Certificate have been amended or repealed, including but not limited to (a) all resolutions attached thereto, (b) that certain Amended and Restated Operating Agreement of Elan Home Systems, L.L.C. dated January 17, 2003, as amended by that certain Written Consent And First Amendment To The Amended And Restated Operating Agreement Of Elan Home Systems, L.L.C., dated October 1, 2004, and (c) those certain Articles of Organization of Elan Home Systems, L.L.C. filed August 23, 1995 with the Kentucky Secretary of State, as amended by those certain Articles of Amendment to the Articles of Organization of Elan Home Systems, L.L.C. filed September 30, 2004 with the Kentucky Secretary of State.
          As to certain questions of fact, we have relied without independent investigation on, and we have assumed the accuracy and validity of, corporate records of the Subsidiary Guarantor supplied to us by the Subsidiary Guarantor and certificates of certain public officials.
          Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that
          1. The Subsidiary Guarantor is a limited liability company validly existing under the laws of the Commonwealth of Kentucky.
          2. The Exchange Guarantee has been duly authorized by the Subsidiary Guarantor.
          3. The Subsidiary Guarantor has authorized the execution, delivery and performance of the Indenture by all necessary limited liability company action.

Nortek, Inc.
Ropes & Gray LLP
August 11, 2008

          4. The Subsidiary Guarantor has full limited liability company right, power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Guarantee.
          The foregoing opinions are subject to the following assumptions, qualifications and limitations:
          1. We call your attention to the fact that we do not regularly serve as counsel to the Subsidiary Guarantor, have made no special inquiry of the Subsidiary Guarantor and are unaware of the existence of any specific factual matters pertaining to the Subsidiary Guarantor which could affect the opinions set forth herein.
          2. Our opinions represent expressions of professional legal opinion only and are not guarantees of any particular result.
          3. The opinions expressed herein are limited to the matters set forth in this Opinion, and no other opinions should be inferred beyond the matters expressly stated.
          4. We expressly disclaim any responsibility for advising you of any change occurring hereafter in circumstances concerning the transaction which is the subject of this Opinion including any changes in law or in factual matters occurring after the date of this Opinion.
          5. We are admitted to practice in the Commonwealth of Kentucky. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the United States and the Commonwealth of Kentucky and its political subdivisions.
          This Opinion is furnished for the benefit of Nortek, Inc. and their permitted successors and assigns only. This Opinion may not be relied upon by any other person or entity, or in any other context, without our prior written consent. We consent to the filing of this Opinion with the Registration Statement and the inclusion of our name under “Legal Matters” in any prospectus included therein.

Nortek, Inc.
Ropes & Gray LLP
August 11, 2008

Very truly yours,

WYATT, TARRANT & COMBS, LLP

/s/ WYATT, TARRANT & COMBS, LLP
cc:       Opinion and Standards